UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2008

WESTWOOD ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 5th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2008, Westwood One, Inc. (the “Company”) entered into an Amendment No. 2 (the “Credit Agreement Amendment”) to the Credit Agreement, dated as of March 3, 2004 (the “Credit Agreement”), between Westwood One, Inc., the Subsidiary Guarantors parties thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by Amendment No. 1 (referenced below). All capitalized terms used and not defined herein have the meaning set forth in the Credit Agreement. A copy of the Credit Agreement was filed with the SEC on March 15, 2004 as Exhibit 10.4 to the Company’s annual report on Form 10-K for the year ended December 31, 2003 and a copy of Amendment No. 1 thereto was filed with the SEC on November 6, 2006 as Exhibit 99.1 to the Company’s current report on Form 8-K dated as of October 31, 2006. Under the terms of the Credit Agreement Amendment and the Security Documents, the Company and each of its subsidiaries is pledging and granting a security interest in substantially all of such parties’ assets to the Collateral Trustee, for the benefit of the Lenders and the holders of the Company’s 2002 Notes.

As described in more detail below, most provisions of the Credit Agreement Amendment are effective upon the “Amendment No. 2 Initial Effective Date”, however, the CBS-related provisions are effective upon: (x) notice from the Company that: (1) the Company’s shareholders have approved the Master Agreement, dated as of October 2, 2007, between the Company and CBS Radio Inc. and the exhibits thereto and (2) the Closing (as such term is defined under the Master Agreement) has occurred (such conditions 1 and 2, the “CBS Closing Conditions”) and (y) upon satisfaction of the closing precedents set forth in Section 4(a) of the Credit Agreement Amendment (collectively, the “Credit Agreement Conditions”). The “Amendment No. 2 Initial Effective Date” shall occur upon satisfaction of the Credit Agreement Conditions, which conditions consist primarily of the execution of various security documents, including, without limitation, a Security Agreement, a mortgage of the Company’s real property located in Culver City, California and Intercreditor and Collateral Trust Agreement.

At the time of the Amendment No. 2 Initial Effective Date, the following changes, among others, shall be effective:

•	The Total Debt Ratio covenant will be increased to 4.00 to 1 (from 3.50 to 1);

•	the Revolving Credit Commitments will be reduced from $125 million to $75 million;

•
the Mandatory Prepayments covenant will state that twenty percent (20%) of net cash proceeds from any Equity Issuance will be used to prepay the Loans outstanding under the Credit Agreement and upon payment in full of the Term Loans and the termination of the Term Loan Commitments, applied to permanently reduce the Revolving Credit Commitments;

•	the $10 million general basket will be eliminated from the Guarantee Obligations covenant;

•	the general basket permitting the payment of dividends and stock repurchases in an amount of up to $36 million will be eliminated from the Restricted Payments covenant; and

•
the Company’s ability to make: (i) $5 million in new Investments (not consisting of Company stock) in Unrestricted Subsidiaries; (ii) loans to officers and directors and (iii) purchases of capital stock of commercial radio businesses will each be eliminated from the Investments, Loans and Advances covenant.

As described above, upon satisfaction of the CBS Closing Conditions and the Credit Agreement Conditions, the provision specifying termination of the Management Agreement is an event of default and all references to Infinity, INI, the Management Agreement and Management Fees shall be deleted from the Credit Agreement.

Amounts outstanding under the Credit Agreement will bear interest at a variable interest rate at a maximum of: (x) the prime rate plus an applicable margin of 0.75% or (y) LIBOR plus an applicable margin of 1.75%, at the Company’s option. Except as expressly provided in the Credit Agreement Amendment, all provisions of the Credit Agreement will remain unmodified and continue in full force and effect.

The foregoing description is qualified in its entirety by reference to the Credit Agreement Amendment which is attached hereto as Exhibit 10.1, the terms of which are incorporated by reference herein in their entirety.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following is a list of the exhibits filed as a part of this Form 8-K:

Exhibit No.	Description of Exhibit

10.1	Amendment No. 2, dated as of January 11, 2008, to the Credit Agreement, dated as of March 3, 2004, between Westwood One, Inc., the Subsidiary Guarantors parties thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.

Date: January 15, 2008

By: /s/ David Hillman
Name: David Hillman
Title: EVP, Business Affairs, General Counsel and Secretary

EXHIBIT INDEX

Current Report on Form 8-K
dated January 11, 2008

Westwood One, Inc.

Exhibit No.	Description of Exhibit

10.1	Amendment No. 2, dated as of January 11, 2008, to the Credit Agreement, dated as of March 3, 2004, between Westwood One, Inc., the Subsidiary Guarantors parties thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by Amendment No. 1.